Exhibit 10.1


                          MASTER GAS PURCHASE CONTRACT
                                  ALAMCO, INC.
                               CONTRACT NO. 9131-C


            THIS MASTER GAS PURCHASE CONTRACT ("Agreement") is made and entered into as of the 4th day of April, 1996, by and between ALAMCO, INC., a Delaware corporation, ("Seller") with its principal address at 200 West Main Street, Clarksburg, WV 26301, and HOPE GAS, INC., a West Virginia corporation ("Buyer"), whose address is P. O. Box 2868, Clarksburg, West Virginia 26302-2868.

            WHEREAS, Seller and Buyer are parties to a letter Agreement dated November 23, 1994; and,

            WHEREAS, Seller and Buyer wish to replace said Letter Agreement with the terms and conditions set forth herein; and,

            NOW, THEREFORE, WITNESSETH, in consideration of the mutual covenants and promises set forth below, and intending to be bound by them, Seller and Buyer covenant and agree:


                                    ARTICLE I
                           SALE & PURCHASE OBLIGATIONS

            1.01 Seller shall produce and sell to Buyer at the Points of Delivery listed in Article III herein, and Buyer shall take and pay for, volumes of natural gas from the wells and MID numbers set forth in Appendix B (attached), as amended from time to time. Notwithstanding the foregoing, Buyer shall be under no obligation to purchase any of the production offered by Seller in the event that Buyer has insufficient pipeline capacity or market demand to facilitate the sale and/or use of Seller's natural gas. However, Buyer shall use its best efforts to ensure sufficient pipeline capacity and market demand to facilitate the sale and/or use of Seller's natural gas. Further, in the event of a curtailment, Buyer shall not discriminate against the gas described in Appendix B, and any suspensions of deliveries shall be on a nondiscriminatory basis.

            1.02 Additional wells. Wells accepted by Buyer, under the terms of this Agreement, shall be added to Appendix B along with their corresponding MID numbers.

                                   ARTICLE II
                                      TERM

            2.01 This Agreement shall be in full force and effect from November 1, 1995, through October 31, 1999, and thereafter unless terminated by either Buyer or Seller upon sixty (60) days' prior written notification.


                                   ARTICLE III
                                 DELIVERY POINTS

            3.01 The Points of Delivery for natural gas purchased hereunder shall be at existing or future interconnections between the facilities of Buyer and Seller at those MID numbers listed on Appendix B (attached).

            3.02 Termination for low volume. In the event that Seller cannot deliver to Buyer an average of five thousand (5,000) cubic feet of natural gas per day at a Point of Delivery, during the period November 1, through April 30, then Buyer may, in its sole discretion, either terminate the contract as it relates to such Point of Delivery by giving Seller notice in writing ten (10) days prior to the effective date of termination or withhold from Seller's proceeds, or invoice Seller, for any costs imposed upon Buyer by upstream transporters as a result of Seller's inability to transport certain minimum quantities.


                                   ARTICLE IV
                            METER SITE AND FACILITIES

            4.01 Buyer's Facilities; Meter Site. All gas sold by Seller to Buyer shall be measured by a meter owned, installed, maintained, and read by Buyer upon a site satisfactory to Buyer. Rights-of-way and the related surface grants for such site shall be furnished by Seller to Buyer free of all costs and from all claims. In the event Buyer is at any time required to pay for such rights-of-way or such costs or claims, then the amounts paid therefor and other expenses related thereto may be deducted from the payments to be made for gas purchased from Seller and applied to the reimbursement of Buyer for such payments. Seller warrants generally that title to the rights-of-way and the related surface grants conveyed hereunder shall be free and clear of all liens, encumbrances, and claims whatsoever and free of any claim, rightful or otherwise, of any third person by way of infringement.

            4.02 Meter maintenance fee. Seller agrees that should the amount of gas passing through any meter installed, maintained, and operated hereunder during any month, be less than a daily average of ten thousand (10,000) cubic feet, it will pay to Buyer a mutually agreed upon reasonable fee for maintaining and operating each such meter for each month. Buyer shall render a bill for such meter operating charge or deduct the amount thereof from the monthly settlements hereunder.

                                    ARTICLE V
                                      PRICE

            5.01 Commodity Rate. The price (per MMBtu) of natural gas purchased hereunder shall be ninety-eight percent (98%) of the price set forth in Inside F.E.R.C.'s Gas Market Report "Prices of Spot Gas Delivered to Pipelines". The specific posting to be used for the pricing of all production under this Agreement shall be that set forth under the column labeled "Index" and described as "CNG Transmission Corporation: Appalachia". In the event that Inside F.E.R.C.'s Gas Market Report ceases to be published, then the parties will immediately negotiate in good faith to agree upon a substitute publication or posting.

            5.02 Price Renegotiation. Not less than thirty (30) days prior to October 31, 1998, the parties will have negotiated in good faith to agree on the price to be paid for gas sold and purchased hereunder for the succeeding year, or for such other period as may be agreed upon by the parties. If, after good faith negotiations, Buyer and Seller fail to agree upon the price to be paid for gas for the succeeding term, either party may terminate this Agreement upon thirty (30) days written notice. Buyer and Seller expressly agree that the price to be paid for natural gas purchased through October 31, 1998, is non-negotiable and that fluctuations in the market will not serve as grounds for renegotiation.

            5.03 Change in Regulation Results in Material Adverse Effect. If the Public Service Commission of West Virginia or any other successor governmental agency, whether state or federal, takes any action or issues any determination that directly or indirectly results in a material adverse change to any provision of this Agreement, then Buyer may either: (a) continue to fulfill its obligations under this Agreement as altered by the change in regulation; or (b) seek to renegotiate the affected terms of this Agreement by giving notice to Seller within thirty (30) days of the material adverse change. If Buyer elects to renegotiate the terms of this Agreement, both Parties shall be obligated to renegotiate in good faith.

                                   ARTICLE VI
                             STATEMENTS AND PAYMENT

            6.01 Statements. On or before the last day of each calendar month, Buyer shall mail to Seller a statement showing the quantity of natural gas delivered by Seller to Buyer during the billing period ending with the next preceding calendar month, Buyer's check in payment for said natural gas, and the meter charts, if requested. If the meter charts are mailed to Seller, they shall be returned to Buyer within fifteen days.

            6.02 Audits. Buyer shall have the right to audit Seller's accounting records and other documents relating to volumes of gas delivered by or on behalf of Seller for Buyer's account for any calendar year within the forty-eight (48) month period following the end of such calendar year. Buyer shall also have the right to audit Seller's records relative to Hope's Business Ethics policy which has been made available to Seller. Seller shall have the right to audit Buyer's accounting records and other documents relating to volumes of gas delivered by or on behalf of Seller for Buyer's account for any calendar year within the forty-eight (48) month period following the end of such calendar year. This provision shall continue in full force and effect for a period of forty-eight (48) months from the termination of this Agreement.

            6.03 Withholding. If Seller fails to comply with any of the covenants contained herein, Buyer may immediately withhold all payments due to Seller under the terms of this Agreement until all necessary actions have been taken by Seller and all adjustments have been made by Seller so that in Buyer's opinion Seller is fully complying with all the covenants and terms of this Agreement.

            6.04 Error Correction. In the event an error is discovered in the amount billed in any statement rendered to Seller, such error shall be adjusted within thirty (30) days of the determination thereof; provided that claim therefor shall have been made within sixty (60) days from the date of discovery of such error, but in any event within forty-eight (48) months from the date such statement is rendered.


                                   ARTICLE VII
                                   POSSESSION

            7.01 Seller shall be deemed to be in possession and control of the natural gas sold by it hereunder until it shall have been delivered to Buyer at the Delivery Point(s), after which delivery, as between Buyer and Seller, Buyer shall be deemed to be in control and possession thereof. Buyer shall have no responsibility with respect to any natural gas sold to it hereunder until it is delivered at the Delivery Point(s), and no responsibility therefor because of anything which may be done or may occur with respect to said natural gas before delivery to Buyer at the Delivery Point(s). Seller shall have no responsibility unless the gas does not meet the gas quality provision set forth in Appendix A because of anything which may be done or may occur with respect to said natural gas after its delivery to Buyer at such point of delivery.

                                  ARTICLE VIII
                     WARRANTY, INDEMNIFICATION, WITHHOLDING

            8.01 Title and Indemnification. Seller warrants generally the title to the natural gas sold and delivered hereunder to Buyer and that at the time of delivery the natural gas is or will be free and clear of all liens, encumbrances, and claims whatsoever and free of any claim, rightful or otherwise, of any third person by way of infringement. Seller further warrants that at the time of delivery Seller will have good right and title to sell the natural gas to Buyer, and that Seller will indemnify Buyer and save it totally harmless from all suits, claims, actions, debts, levies, damages, costs, losses, and expenses of any nature arising from or out of adverse claims of any kind or nature asserted by anyone whatsoever to said natural gas, including but not limited to claims, suits, actions, and demands which may arise due to non-payment of landowner royalties, overriding royalties, or rentals thereof or therefrom.

            8.02 Withholding. In the event of any adverse claim to or against the proceeds payable under this Agreement is made by any person, Buyer may withhold payment due Seller under this Agreement or any other contract between Buyer and Seller or may refuse to accept delivery of such natural gas until the dispute is settled by contract between Seller and such adverse claimant or by the final decree of a court of competent jurisdiction. If litigation results from any such adverse claim, Buyer may pay any money withheld by it hereunder into court without further liability therefor, or may interplead all claimants, including Seller. Seller will reimburse Buyer for all costs incurred, including reasonable attorney's fees, as a result of litigation.

            8.03 Payment Correction. In the event Buyer mistakenly overpays or underpays Seller for natural gas sold and purchased hereunder, which over- or under-payment is the result of a mistake of fact or law, miscalculation, coercion, duress, fraud, governmental or regulatory constraint, ignorance or want of knowledge, then Seller or Buyer, as the case may be, will promptly upon demand by the other party make appropriate refund or adjustment in such over- or under-payments, without liability for payment of interest by either party; provided, however, that the obligation of either party to make restitution hereunder shall be limited to mistaken payments made within the period commencing four (4) years prior to the date on which demand for refund or adjustment shall be made. In the event of Seller's refusal or inability to refund undisputed over-payments, Buyer may withhold payment for the natural gas sold and purchased under this agreement between Seller and Buyer in an amount equivalent to the over-payment, without liability for payment of interest on the amounts so withheld. Nothing in this Agreement shall be construed as a waiver or relinquishment by Seller or Buyer of either of its rights to recover such over-payments.

            8.04 Royalties. In no event will Buyer be obligated to make royalty, overriding royalty, or working interest payments to any party or payments to any supplier of Seller for natural gas purchased hereunder.

                                   ARTICLE IX
                                 COMMUNICATIONS

            9.01 Unless otherwise instructed in writing, all communications shall be sent to the parties at the following addresses:

                  Seller:     Alamco, Inc.
                              200 West Main Street
                              P. O. Box 1740
                              Clarksburg, WV 26301
                              Attn:  Bridget D. Furbee

                  Buyer:      Hope Gas, Inc.
                              P. O. Box 2868
                              Clarksburg, WV   26302-2868
                              Attn:  Manager, Gas Supply


                                    ARTICLE X
                               GENERAL PROVISIONS

      10.01 Labor. Seller covenants and agrees to comply with all the requirements of the Fair Labor Standards Act of 1938 and the Civil Rights Act of 1964, as amended, with respect to all natural gas produced or sold and delivered under the terms of this Agreement to the extent that said Acts as now or hereafter amended are applicable to Seller and Seller's employees.

      10.02 Force Majeure. Neither party to this Agreement shall be liable for any damage or loss that may be due to force majeure as defined herein. In the event either party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to demand payment of amounts due hereunder, then the obligations of such party, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused. However, the party claiming the existence of force majeure shall use all reasonable efforts to remedy any situation which may interfere with the performance of its obligations hereunder. The term "force majeure" as used herein, and as applied to either party hereto, shall mean acts of law, acts of God, strikes, lockouts or other labor disturbances, acts of the public enemy, war, blockades, insurrections, riots, epidemics, fires, floods, washouts, arrests and restraints of rules and people, civil disturbances, explosions or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension. It is understood that settlement of strikes, lockouts, or labor disturbances shall be entirely within the discretion of the party having the difficulty and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or labor disturbances by acceding to the demands of the opposing party when such course is inadvisable in the discretion or judgment of the party having the difficulty.

      Among other things, the term "Force Majeure" shall not include: (a) any cause resulting from a Party's negligence or willful misconduct; (b) the freezing of any wells or pipelines; and (c) lack of funds by either party.

      10.03 Tax. In the event any tax is now or hereafter imposed on the production, severance, delivery to the point of sale, or sale of natural gas, or upon the business of producing, severing, selling or delivering natural gas to the point of sale, or if such tax is imposed in any other manner so as to constitute directly a charge upon the gas delivered to Buyer hereunder, then the amount of such tax shall be borne by Seller so far as it affects or relates to or is apportionable to the gas delivered to Buyer hereunder. In the event Buyer is required to pay such tax, the amount thereof may be deducted from the payments accruing to Seller under this Agreement.

      10.04 Persons Bound. All of the terms, covenants, conditions, and obligations of this Agreement shall extend to and be binding upon the parties hereto and their heirs, successors, and assigns. Any sale or assignment by Seller of its interest in the natural gas delivered hereunder or its interest in this Agreement or its interest in any property, real or personal, required for or dedicated to the performance of this Agreement, shall be made expressly subject to the rights of Buyer hereunder and with provision that the assignee or purchaser shall assume and covenant to perform all of the Seller's obligations hereunder. Seller will give notice in writing to Buyer of any sale or assignment or other disposition of its interest hereunder and will furnish to Buyer copies of any relevant documents evidencing transfer or assignment of Seller's interest. Until notice and relevant documents have been given and furnished to Buyer, Buyer may withhold all payments that may become due hereunder, without interest.

      10.05 Terms and Governing Law. The terms and provisions of this Agreement are subject to the limitations of orders of courts and the orders, rules and regulations of all regulatory bodies having jurisdiction. This Agreement shall be interpreted in accordance with the laws of the State of West Virginia.

      10.06 Captions. The captions of the articles of this Agreement are inserted for the purpose of convenient reference and are not intended to be a part of this Agreement nor considered in any interpretation of the same.

      10.07 Severability. If any part, term, or provision of this Agreement is held by any court to be illegal or in conflict with any law of the State of West Virginia, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and in force as if the Agreement did not contain the particular part, term, or provision held to be invalid.

      10.08 Entire Agreement. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the subject matter hereof and supersedes all prior offers, negotiations, and other written or oral agreements, including the Letter Agreement. This Agreement may only be amended or modified by written instrument signed by duly authorized representatives of Seller and of Buyer.

      IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement as of the day and year first above written.

                                    ALAMCO, INC.

                                    By /s/ John L. Schwager
                                       Its President & CEO


                                    HOPE GAS, INC.

                                    By /s/ Marc A. Halbritter
                                       Its Secretary


                                   APPENDIX B
                                    GPC #9131

      WELL NAME & NO.             API NO.                     MID NO.

     L. Giles - 1925            47-061-1174                   1091201
     Boy Scout - 1926           47-061-1179                   1091201
     C. Hoke - 1965             47-061-1114                   1091201
     Paulak - 1969              47-061-1118                   1091201
     L. Giles - 1970            47-061-1127                   1091201
     Laurita - 1973             47-061-1122                   1091201
     Laurita - 1974             47-061-1123                   1091201
     J. Johnson - 1993          47-061-1132                   1091201
     Johnson - 2046             47-061-1217                   1091201
     Ludwig - 2053              47-061-1218                   1091201
     Forlini -1958              47-061-1113                   1093101
     Forlini - 1967             47-061-1117                   1093101
     Martin - 1968              47-061-1177                   1093101
     Brown - 2032               47-061-1178                   1093101
     McBee -  2033              47-061-1173                   1093101
     R. Williams - 2039         47-061-1180                   1093101
     Herron - 2040              47-061-1182                   1093101
     Teets - 2042               47-061-1192                   1093101
     Holt - 2049                47-061-1217                   1093101
     Britton - 2045             47-061-1193                   1097301
     Rumble - 2050              47-061-1214                   1099401
     Bolyard - 2051             47-077-0288                   1098901
     Frey - 2052                47-077-0289                   1098901
     White - 1930               47-061-1210                   1033001
     White - 1935               47-061-1233                   1033001
     Helms - 2058               47-077-0294                   1032501

ACCEPTED AND AGREED TO THIS 9TH DAY

OF APRIL, 1996.


ALAMCO, INC.                                HOPE GAS, INC.


BY:  /s/ JOHN L. SCHWAGER                   BY:  /s/ NANCY M. AUCREMANNE

TYPED NAME: JOHN L. SCHWAGER  TITLE:        TYPED NAME: NANCY M. AUCREMANNE
TITLE:      PRESIDENT & CEO                 TITLE:      MANAGER, GAS SUPPLY